Exhibit 99.1
eHealth, Inc. Announces First Quarter 2019 Results

First Quarter 2019 Overview

•	Revenue for the first quarter of 2019 was $68.8 million, a 60% increase compared to $43.1 million for the first quarter of 2018.

•	GAAP net loss for the first quarter of 2019 was $5.2 million compared to net loss of $4.8 million for the first quarter of 2018.

•	Adjusted EBITDA was $8.6 million for the first quarter of 2019 compared to $(1.2) million for the first quarter of 2018.

•	Net cash provided by operations for the first quarter of 2019 was $12.7 million compared to $10.7 million for the first quarter of 2018.

SANTA CLARA, California—April 25, 2019—eHealth, Inc. (NASDAQ: EHTH), a leading private online health insurance exchange, announced today its financial results for the first quarter ended March 31, 2019.

Scott Flanders, chief executive officer of eHealth stated, "We entered 2019 with great momentum, setting the stage for another year of strong execution and growth.  Our first quarter financial results were driven by strong performance of our Medicare business which exceeded our expectations, demonstrating both our unique value proposition for health care consumers and our ability to drive those consumers to our market-leading engagement and enrollment platform at scale. We continue to see significant potential to scale customer acquisition in the Medicare market while maintaining attractive costs and achieving operating leverage with our fixed costs. Based on our first quarter outperformance and our current investment plans for the year, we are increasing our 2019 annual revenue and adjusted EBITDA guidance.  At the mid-point of our revised annual guidance we now expect to generate revenue growth of approximately 29% and adjusted EBITDA growth of over 70%."

GAAP—First Quarter of 2019 Results

Revenue—Revenue for the first quarter of 2019 totaled $68.8 million, a 60% increase compared to $43.1 million for the first quarter of 2018. Commission revenue for the first quarter of 2019 totaled $64.2 million, a 58% increase compared to $40.7 million for the first quarter of 2018. Other revenue for the first quarter of 2019 was $4.5 million, a 92% increase compared to $2.4 million for the first quarter of 2018.

Revenue from our Medicare segment was $54.9 million for the first quarter of 2019, a 78% increase compared to $30.8 million for the first quarter of 2018. Revenue from our Individual, Family and Small Business segment was $13.9 million for the first quarter of 2019, a 13% increase compared to $12.3 million for the first quarter of 2018.

Loss from Operations—Loss from operations for the first quarter of 2019 was $9.2 million compared to loss from operations of $6.7 million for the first quarter of 2018. Operating margin was (13)% for the first quarter of 2019 compared to (16)% for the first quarter of 2018.

Pre-tax Loss—Pre-tax loss for the first quarter of 2019 was $8.6 million compared to pre-tax loss of $6.5 million for the first quarter of 2018.

Benefit from Income Taxes—Benefit from income taxes for the first quarter of 2019 was $3.5 million compared to benefit from income taxes of $1.7 million for the first quarter of 2018.

Net Loss—Net loss for the first quarter of 2019 was $5.2 million, or $0.24 net loss per diluted share, compared to net loss of $4.8 million, or $0.26 net loss per diluted share, for the first quarter of 2018. Net loss for the first quarter of 2019 includes a non-cash charge of $13.3 million related to an increase in fair value of the earnout liability assumed in connection with eHealth’s acquisition of GoMedigap. The increase is driven primarily by eHealth’s share price appreciation. The share price appreciation has increased the value of the equity-based portion of the earnout consideration owed to the former holders of GoMedigap equity interests.

Segment Profit—Profit from our Medicare segment was $10.8 million for the first quarter of 2019, a 240% increase compared to profit of $3.2 million for the first quarter of 2018. Profit from our Individual, Family and Small Business segment was $6.0 million for the first quarter of 2019, a 73% increase compared to profit of $3.5 million for the first quarter of 2018.

Non-GAAP—First Quarter of 2019 Results

Non-GAAP Operating Income (Loss) & Non-GAAP Net Income (Loss)—Non-GAAP operating income for the first quarter of 2019 was $7.9 million compared to non-GAAP operating loss of $1.8 million for the first quarter of 2018. Non-GAAP operating margin was 11% for the first quarter of 2019, compared to (4)% for the first quarter of 2018. Non-GAAP net income for the first quarter of 2019 was $7.2 million, or $0.33 net income per diluted share, compared to non-GAAP net loss of $1.3 million, or $0.07 net loss per diluted share, for the first quarter of 2018.

Non-GAAP operating income and operating margin for the first quarter of 2019 exclude $3.2 million of stock-based compensation expense, $13.3 million of expense for the change in fair value of earnout liability related to our acquisition of GoMedigap, and $0.5 million of amortization of intangible assets. Non-GAAP net income and non-GAAP net income per diluted share for the first quarter of 2019 exclude $3.2 million of stock-based compensation expense, $13.3 million of expense for the change in fair value of earnout liability related to our acquisition of GoMedigap, $0.5 million of amortization of intangible assets and $4.7 million of the income tax effect of these non-GAAP adjustments. Non-GAAP operating loss and operating margin for the first quarter of 2018 excludes $2.6 million of stock-based compensation expense, $1.9 million of restructuring charges, $0.5 million of amortization of intangible assets and $0.1 million of acquisition costs related to our acquisition of GoMedigap. Non-GAAP net loss and non-GAAP net loss per diluted share for the first quarter of 2018 exclude $2.6 million of stock-based compensation expense, $1.9 million of restructuring costs, $0.5 million of amortization of intangible assets, $0.1 million of acquisition costs related to our acquisition of GoMedigap, and $1.4 million of the income tax effect of these non-GAAP adjustments.

Adjusted EBITDA—Adjusted EBITDA was $8.6 million for the first quarter of 2019 compared to $(1.2) million for the first quarter of 2018. Adjusted EBITDA is calculated by adding stock-based compensation, change in fair value of earnout liability related to our acquisition of GoMedigap, depreciation and amortization expense, acquisition costs, restructuring charges, amortization of intangible assets, other income, net and benefit from income taxes to GAAP net loss.

Membership, Submitted Applications & Estimated Membership

Submitted Applications—Submitted applications for all Medicare products, which includes Medicare Advantage, Medicare Supplement and Prescription Drug Plans were 63,846 applications in the first quarter of 2019, an 82% increase compared to 35,029 applications in the first quarter of 2018. The percentage of applications for Medicare Advantage and Medicare Supplement products submitted online through our platform increased from 7% for the first quarter of 2018 to 12% for the first quarter of 2019. Submitted applications for individual and family plan products decreased 51% in the first quarter of 2019 to 3,227 applications compared to 6,570 applications in the first quarter of 2018.

Approved Members—Approved members for all Medicare products, which includes Medicare Advantage, Medicare Supplement and Prescription Drug Plans were 57,899 in the first quarter of 2019, a 69% increase compared to 34,338 applications in the first quarter of 2018. Approved members for individual and family plan products decreased in the first quarter of 2019 to 11,598 members compared to 23,899 members in the first quarter of 2018.

Membership—Total estimated membership as of March 31, 2019 was 952,239 members, a 7% increase compared to 893,319 estimated members we reported as of March 31, 2018. Estimated Medicare membership as of March 31, 2019 was 503,877, a 32% increase compared to 381,787 estimated members we reported as of March 31, 2018. Estimated individual and family plan membership as of March 31, 2019 was 130,297 members, a 29% decrease compared to 182,655 estimated members we reported as of March 31, 2018.

Cash—First Quarter of 2019

Cash Flows—Net cash provided by operating activities was $12.7 million for the first quarter of 2019 compared to net cash provided by operating activities of $10.7 million for the first quarter of 2018.

2019 Guidance

eHealth is revising its guidance for the full year ending December 31, 2019 based on information available as of April 25, 2019. These expectations are forward-looking statements, and eHealth assumes no obligation to update these statements. Actual results may be materially different and are affected by the risk factors and uncertainties identified in this release and in eHealth’s annual and quarterly filings with the Securities and Exchange Commission.

The following guidance is for the full year ending December 31, 2019.

•
Total revenue is expected to be in the range of $315 million to $335 million, compared to previous guidance of $290 million to $310 million. Revenue from the Medicare segment is expected to be in the range of $281 million to $297 million, compared to previous guidance of $256 million to $272 million. Revenue from the Individual, Family and Small Business segment is expected to be in the range of $34 million to $38 million, consistent with previous guidance.

•
Assuming the impact of the non-cash charge related to an increase in fair value of the earnout liability in connection with eHealth’s acquisition of GoMedigap remains at $0.53 per diluted share, GAAP net income per diluted share for 2019 is expected to be in the range of $0.60 to $0.79 per share, consistent with previous guidance.

•	Non-GAAP net income per diluted share(a) is expected to be in the range of $1.54 to $1.73 per share, compared to previous guidance of $1.11 to $1.25 per share.

•
Assuming the impact of the non-cash charge related to an increase in fair value of the earnout liability in connection with eHealth’s acquisition of GoMedigap remains at $13.3 million, we expect GAAP net income for 2019 to be in the range of $15.0 million to $20.0 million, compared to previous guidance range of $16.3 million to $21.3 million.

•	Adjusted EBITDA(b) is expected to be in the range of $55 million to $60 million, compared to previous guidance of $45 million to $50 million.

•
2019 Medicare segment profit(c) is expected to be in the range of $90 million to $94 million, compared to previous guidance of $80 million to $84 million and Individual, Family and Small Business segment profit is expected to be breakeven to $1 million, consistent with previous guidance.

•	Corporate(d) shared service expenses, excluding stock-based compensation and depreciation and amortization expense, is expected to be approximately $35 million, consistent with previous guidance.

•
Cash used in operations is expected to be in the range of $20 million to $25 million, compared to previous guidance of $17 million to $20 million, and cash used for capital expenditures is expected to be $13 million to $14 million, consistent with previous guidance.

(a) Non-GAAP net income per diluted share is calculated by adding stock-based compensation expense per diluted share, change in fair value of earnout liability per diluted share, intangible asset amortization expense per diluted share and the income tax effect of these non-GAAP adjustments to GAAP net income per diluted share.

(b) Adjusted EBITDA is calculated by adding stock-based compensation, change in fair value of earnout liability, depreciation and amortization expense, amortization of intangible assets, other income, net and provision for income taxes to GAAP net income.

(c) Segment profit is calculated as revenue for the applicable segment less Marketing and Advertising, Customer Care and Enrollment, Technology and Content and General and Administrative operating expenses, excluding stock-based compensation, change in fair value of earnout liability, depreciation and amortization expense and amortization of intangible assets, that are directly attributable to the applicable segment and other indirect Marketing and Advertising, Customer Care and Enrollment and Technology and Content operating expenses, excluding stock-based compensation, depreciation and amortization expense and amortization of intangible assets, allocated to the applicable segment based on usage.

(d) Corporate consists of other indirect General and Administrative operating expenses, excluding stock-based compensation and depreciation and amortization expense, which are managed in a corporate shared services environment and, since they are not the responsibility of segment operating management, are not allocated to the reportable segments.

Webcast and Conference Call Information

A Webcast and conference call will be held today, Thursday, April 25, 2019 at 5:00 p.m. Eastern / 2:00 p.m. Pacific Time.  The Webcast will be available live on the Investor Relations section on eHealth’s website at http://ir.ehealthinsurance.com. Individuals interested in listening to the conference call may do so by dialing (877) 930-8066 for domestic callers and (253) 336-8042 for international callers. The participant passcode is 7238438. A telephone replay will be available two hours following the conclusion of the call for a period of seven days and can be accessed by dialing (855) 859-2056 for domestic callers and (404) 537-3406 for international callers. The call ID for the replay is 7238438. The live and archived webcast of the call will also be available on eHealth's website at http://www.ehealthinsurance.com under the Investor Relations section.

About eHealth, Inc.

eHealth, Inc. (NASDAQ: EHTH) operates eHealth.com, a leading private online health insurance exchange where individuals, families and small businesses can compare health insurance products from leading insurers side by side and purchase and enroll in coverage online. eHealth offers thousands of individual, family and small business health plans underwritten by many of the nation's leading health insurance companies. eHealth (through its subsidiaries) is licensed to sell health insurance in all 50 states and the District of Columbia. eHealth also offers educational resources and powerful online and pharmacy-based tools to help Medicare beneficiaries navigate Medicare health insurance options, choose the right plan and enroll in select plans online through PlanPrescriber.com (www.PlanPrescriber.com), eHealthMedicare.com (www.eHealthMedicare.com) and Medicare.com (www.Medicare.com) and GoMedigap.com (www.GoMedigap.com).

For more health insurance news and information, visit the eHealth consumer blog: Get Smart - Get Covered or visit eHealth's Consumer Resource Center.

Forward-Looking Statements

This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. These include statement regarding our expected growth in 2019, our ability to scale customer acquisition in the Medicare market and related costs, our estimates regarding total membership, Medicare membership, Individual and Family plan membership, ancillary and small business membership, our estimates regarding constrained lifetime values of commissions per member and constraints on lifetime value by product category, and our revised guidance for the full year ending December 31, 2019, including our guidance for total revenue, revenue from the Medicare segment, revenue from the Individual, Family and Small Business segment, GAAP net income, Adjusted EBITDA, profit from the Medicare segment, profit from the Individual, Family and Small Business segment, Corporate shared service expense, GAAP net income per share, Non-GAAP net income per share, cash used in operations and cash used for capital expenditures.

These forward-looking statements are inherently subject to various risks and uncertainties that could cause actual results to differ materially from the statements made. In particular, we are required by the revenue recognition standard to make numerous assumptions that are based upon historical trends and management judgment. These assumptions may change over time and have a material impact on our revenue recognition, guidance, and results of operations. Please review the assumptions stated in this press release carefully.

The risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statements include our ability to retain existing members and enroll a large number of new members during the annual healthcare open enrollment period and Medicare annual enrollment period; the impact of annual enrollment period for the purchase of individual and family health insurance and its timing on our recognition of revenue; changes in laws and regulations, including in connection with healthcare reform and/or with respect to the marketing and sale of Medicare plans; the success of our sale of short-term health insurance; our ability to comply with CMS guidance and impact on conversion rates as a result of the federal exchange changes to enrollment; competition, including competition from government-run health insurance exchanges; seasonality of our business and the fluctuation of our operating results; our ability to retain existing members and limit member turnover; changes in consumer behaviors and their selection of individual and family health insurance products, including the selection of products for which we receive lower commissions; product offerings among carriers and the resulting impact on our commission revenue; carriers exiting the market of selling individual and family health insurance and the resulting impact on our supply and commission revenue; our ability to execute on our growth strategy in the Medicare and small business health insurance markets; risks associated with the impact of healthcare reform; exposure to security risks and our ability to safeguard the security and privacy of confidential data; the impact of increased health insurance costs on demand; our ability to timely receive and accurately predict the amount of commission payments from health insurance carriers; medical loss ratio requirements; changes in member conversion rates; our ability to accurately estimate membership and lifetime value of commissions; our relationships with health insurance carriers; customer concentration and consolidation of the health insurance industry; our success in marketing and selling health insurance plans and our unit cost of acquisition; our ability to hire, train and retain licensed health insurance agents and other employees; the need for health insurance carrier and regulatory approvals in connection with the marketing of Medicare-related insurance products; costs of acquiring new members; scalability of the Medicare business; lack of membership growth and retention rates; consumer satisfaction of our service; our ability to attract and to convert online visitors into paying members; changes in products offered on our ecommerce platform; changes in commission rates; our ability to sell qualified health insurance plans to subsidy-eligible individuals and to enroll subsidy eligible individuals through government-run health insurance exchanges; our ability to maintain and enhance our brand identity; our ability to derive desired benefits from investments in our business, including membership growth initiatives; dependence on acceptance of the Internet as a marketplace for the purchase and sale of health insurance; reliance on marketing partners; the impact of our direct-to-consumer email, telephone and television marketing efforts; timing of receipt and accuracy of commission reports; payment practices of health insurance carriers; our ability to successfully make and integrate acquisitions; dependence on our operations in China; the restrictions in our debt obligations; compliance with insurance and other laws and regulations; and the performance, reliability and availability of our ecommerce platform and underlying network infrastructure.  Other factors that could cause operating, financial and other results to differ are described in eHealth’s most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K filed with the Securities and Exchange Commission and available on the investor relations page of eHealth’s website at http://www.ehealthinsurance.com and on the Securities and Exchange Commission’s website at www.sec.gov.

All forward-looking statements in this press release are based on information available to eHealth as of the date hereof, and eHealth does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

Non-GAAP Financial Information

This press release includes financial measures that are not in accordance with U.S. generally accepted accounting principles (GAAP). To supplement eHealth’s condensed consolidated financial statements presented in accordance with GAAP, eHealth presents investors with certain non-GAAP financial measures, including non-GAAP operating income (loss); non-GAAP operating margins; adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA); non-GAAP net income (loss), and non-GAAP net income (loss) per diluted share.

•	Non-GAAP operating income (loss) consists of GAAP operating income (loss) excluding the following items:

•	the effects of expensing stock-based compensation related to stock options and restricted stock units,

•	change in fair value of earnout liability,

•	acquisition costs,

•	restructuring charges, and

•	amortization of intangible assets.

•	Non-GAAP operating margins are calculated by dividing non-GAAP operating income (loss) by GAAP total revenue.

•	Non-GAAP net income (loss) consists of GAAP net income (loss) excluding the following items:

•	the effects of expensing stock-based compensation related to stock options and restricted stock units,

•	change in fair value of earnout liability,

•	acquisition costs,

•	restructuring charges,

•	amortization of intangible assets, and

•	the income tax impact of non-GAAP adjustments.

Non-GAAP net income (loss) per diluted share consists of GAAP net income (loss) per diluted share excluding the following items:

•	the effects of expensing stock-based compensation related to stock options and restricted stock units per diluted share,

•	change in fair value of earnout liability per diluted share,

•	acquisition costs per diluted share,

•	restructuring charges per diluted share,

•	amortization of intangible assets per diluted share, and

•	the income tax impact of non-GAAP adjustments per diluted share.

•
Adjusted EBITDA is calculated by adding stock-based compensation, change in fair value of earnout liability, depreciation and amortization expense, acquisition costs, restructuring charges, amortization of intangible assets, other income (expense), net and provision (benefit) for income taxes to GAAP net income (loss).

eHealth believes that the presentation of these non-GAAP financial measures provide important supplemental information to management and investors regarding financial and business trends relating to eHealth’s financial condition and results of operations. Management believes that the use of these non-GAAP financial measures provides consistency and comparability with eHealth’s past financial reports. Management also believes that the items described above provides an additional measure of eHealth’s operating results and facilitates comparisons of eHealth’s core operating performance against prior periods and business model objectives. This information is provided to investors in order to facilitate additional analyses of past, present and future operating performance and as a supplemental means to evaluate eHealth’s ongoing operations. eHealth believes that these non-GAAP financial measures are useful to investors in their assessment of eHealth’s operating performance.

Non-GAAP operating income (loss), non-GAAP operating margins, Adjusted EBITDA, non-GAAP net income (loss), and non-GAAP net income (loss) per diluted share are not calculated in accordance with GAAP, and should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Non-GAAP financial measures used in this press release have limitations in that they do not reflect all of the revenue and costs associated with the operations of eHealth’s business and do not reflect income tax as determined in accordance with GAAP. As a result, you should not consider these measures in isolation or as a substitute for analysis of eHealth’s results as reported under GAAP. eHealth expects to continue to incur the stock-based compensation costs and purchased intangible asset amortization costs described above, and exclusion of these costs, and their related income tax benefits, from non-GAAP financial measures should not be construed as an inference that these costs are unusual or infrequent. eHealth compensates for these limitations by prominently disclosing GAAP operating income (loss), GAAP operating margins, GAAP net income (loss) and GAAP net income (loss) per diluted share and providing investors with reconciliations from eHealth’s GAAP operating results to the non-GAAP financial measures for the relevant periods.

The accompanying tables provide more details on the GAAP financial measures that are most directly comparable to the non-GAAP financial measures described above and the related reconciliations between these financial measures.

Investor Relations Contact:
Kate Sidorovich, CFA
Vice President Investor Relations
2625 Augustine Drive, Second Floor
Santa Clara, CA, 95054
(650) 584-2700
kate.sidorovich@ehealth.com
http://ir.ehealthinsurance.com

(Tables to Follow)

EHEALTH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, unaudited)

	March 31, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$135,475	$13,089
Accounts receivable	3,381	3,601
Commissions receivable - current	113,834	134,190
Prepaid expenses and other current assets	6,483	5,288
Total current assets	259,173	156,168
Commissions receivable - non-current	214,377	211,668
Property and equipment, net	7,963	7,684
Operating lease right-of-use assets	25,730	—
Other assets	12,059	11,276
Intangible assets, net	11,702	12,249
Goodwill	40,233	40,233
Total assets	$571,237	$439,278
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$4,360	$5,688
Accrued compensation and benefits	11,373	20,763
Accrued marketing expenses	3,866	11,013
Earnout liability - current	26,500	20,730
Lease liabilities - current	3,430	—
Other current liabilities	5,528	2,425
Total current liabilities	55,057	60,619
Debt	—	5,000
Earnout liability - non-current	—	19,270
Deferred income taxes - non-current	44,358	47,901
Lease liabilities - non-current	24,150	—
Other non-current liabilities	2,022	3,339
Stockholders’ equity:
Common stock	34	31
Additional paid-in capital	445,652	298,024
Treasury stock, at cost	(199,998)	(199,998)
Retained earnings	199,806	204,965
Accumulated other comprehensive income	156	127
Total stockholders’ equity	445,650	303,149
Total liabilities and stockholders’ equity	$571,237	$439,278

EHEALTH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts, unaudited)

	Three Months Ended March 31,
	2019	2018
Revenue
Commission	$64,227	$40,707
Other	4,546	2,363
Total revenue	68,773	43,070
Operating costs and expenses: (1)
Cost of revenue	(77)	152
Marketing and advertising	23,941	15,002
Customer care and enrollment	19,944	13,239
Technology and content	9,017	8,341
General and administrative	11,278	10,691
Acquisition costs	—	58
Change in fair value of earnout liability	13,306	—
Restructuring	—	1,856
Amortization of intangible assets	547	451
Total operating costs and expenses	77,956	49,790
Loss from operations	(9,183)	(6,720)
Other income, net	557	184
Loss before benefit from income taxes	(8,626)	(6,536)
Benefit from income taxes	(3,467)	(1,691)
Net loss	$(5,159)	$(4,845)

Net loss per share:
Basic	$(0.24)	$(0.26)
Diluted	$(0.24)	$(0.26)

Weighted-average number of shares used in per share amounts:
Basic	21,831	18,873
Diluted	21,831	18,873

(1) Includes stock-based compensation as follows:
Marketing and advertising	$629	$370
Customer care and enrollment	273	165
Technology and content	549	343
General and administrative	1,778	1,672
Restructuring	—	251
Total stock-based compensation expense	$3,229	$2,801

EHEALTH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, unaudited)

	Three Months Ended March 31,
	2019	2018
Operating activities
Net loss	$(5,159)	$(4,845)
Adjustments to reconcile net loss to net cash provided by operating activities:
Deferred income taxes	(3,543)	(1,736)
Depreciation and amortization	655	619
Amortization of internally developed software	719	477
Amortization of intangible assets	547	451
Stock-based compensation expense	3,229	2,801
Change in fair value of earnout liability	13,306	—
Other non-cash items	(1,194)	389
Changes in operating assets and liabilities:
Accounts receivable	221	807
Commissions receivable	17,648	22,409
Prepaid expenses and other assets	(27,036)	(1,793)
Accounts payable	(768)	(567)
Accrued compensation and benefits	(9,390)	(6,912)
Accrued marketing expenses	(7,147)	(1,891)
Accrued restructuring charges	—	1,053
Deferred revenue	2,897	(289)
Accrued expense and other liabilities	27,764	(236)
Net cash provided by operating activities	12,749	10,737
Investing activities
Capitalized internal-use software and website development costs	(1,487)	(989)
Purchases of property and equipment and other assets	(1,509)	(217)
Acquisition of business, net of cash acquired	—	(14,929)
Net cash used in investing activities	(2,996)	(16,135)
Financing activities
Proceeds from issuance of common stock, net of issuance costs	126,051	—
Net proceeds from exercise of common stock options	2,367	109
Cash used to net-share settle equity awards	(1,280)	(286)
Payment of debt	(5,000)	—
Acquisition-related contingent payments	(9,542)	—
Principal payments in connection with capital leases	(25)	(26)
Net cash provided by (used in) financing activities	112,571	(203)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	62	50
Net increase (decrease) in cash, cash equivalents and restricted cash	122,386	(5,551)
Cash, cash equivalents and restricted cash at beginning of period	13,089	40,293
Cash, cash equivalents and restricted cash at end of period	$135,475	$34,742

EHEALTH, INC.
SEGMENT INFORMATION
(In thousands, unaudited)

	Three Months Ended March 31,
	2019	2018	Percent Change
Revenue
Medicare (1)	$54,901	$30,763	78%
Individual, Family and Small Business (2)	13,872	12,307	13%
Total revenue	$68,773	$43,070	60%

Segment profit
Medicare segment profit (3)	$10,826	$3,180	240%
Individual, Family and Small Business segment profit (3)	6,024	3,488	73%
Total segment profit	16,850	6,668	153%
Corporate (4)	(8,296)	(7,854)	6%
Stock-based compensation expense	(3,229)	(2,550)	27%
Depreciation and amortization	(655)	(619)	6%
Acquisition costs	—	(58)	(100)%
Change in fair value of earnout liability	(13,306)	—	100%
Restructuring	—	(1,856)	(100)%
Amortization of intangible assets	(547)	(451)	21%
Other income, net	557	184	203%
Loss before benefit from income taxes	$(8,626)	$(6,536)	32%

Segment Information

We evaluate our business performance and manage our operations as two distinct reporting segments:

•	Medicare and

•	Individual, Family and Small Business.

(1)
The Medicare segment consists primarily of amounts earned from our sale of Medicare-related health insurance plans, including Medicare Advantage, Medicare Supplement and Medicare Part D prescription drug plans, and to a lesser extent, ancillary products sold to our Medicare-eligible customers, including but not limited to, dental, and vision, our advertising program that allows Medicare-related carriers to purchase advertising on a separate website developed, hosted and maintained by us and our delivery and sale to third parties of Medicare-related health insurance leads generated by our ecommerce platforms and our marketing activities.

(2)
The Individual, Family and Small Business segment consists primarily of amounts earned from our sale of individual and family and small business health insurance plans and ancillary products sold to our non-Medicare-eligible customers, including but not limited to, dental, and vision. To a lesser extent, the Individual, Family and Small Business segment consists of amounts earned from our online sponsorship program that allows carriers to purchase advertising space in specific markets in a sponsorship area on our website, our licensing to third parties the use of our health insurance ecommerce technology and our delivery and sale to third parties of individual and family health insurance leads generated by our ecommerce platforms and our marketing activities.

(3)
Segment profit is calculated as revenue for the applicable segment less Marketing and Advertising, Customer Care and Enrollment, Technology and Content and General and Administrative operating expenses, excluding stock-based compensation, depreciation and amortization expense, acquisition costs, change in fair value of earnout liability, restructuring and amortization of intangible assets, that are directly attributable to the applicable segment and other indirect Marketing and Advertising, Customer Care and Enrollment and Technology and Content operating expenses, excluding stock-based compensation, depreciation and amortization expense and amortization of intangible assets, allocated to the applicable segment based on usage.

(4)
Corporate consists of other indirect General and Administrative operating expenses, excluding stock-based compensation, depreciation and amortization expense, which are managed in a corporate shared services environment and, because they are not the responsibility of segment operating management, are not allocated to the reportable segments.

EHEALTH, INC.
SUMMARY OF SELECTED METRICS
COMMISSION REVENUE BY PRODUCT
(In thousands, unaudited)

	Three Months Ended March 31,
	2019	2018	Percent Change
Medicare
Medicare Advantage	$39,843	$21,935	82%
Medicare Supplement	8,597	5,592	54%
Medicare Part D	2,336	1,159	102%
Total Medicare	50,776	28,686	77%

Individual and Family (1)
Non-Qualified Health Plans	2,629	1,441	82%
Qualified Health Plans	3,508	2,162	62%
Total Individual and Family	6,137	3,603	70%

Ancillaries
Short-term	1,316	1,250	5%
Dental	790	1,219	(35)%
Vision	462	340	36%
Other	951	2,771	(66)%
Total Ancillaries	3,519	5,580	(37)%

Small Business	2,640	2,359	12%

Commission Bonus	1,155	479	141%

Total Commission Revenue	$64,227	$40,707	58%

(1)
We define our Individual and Family Plan offerings as major medical individual and family health insurance plans, which does not include Medicare-related, small business or ancillary plans. Individual and family health insurance plans include both Qualified and Non-Qualified plans. Qualified health plans are individual and family health insurance plans that meet the requirements of the Affordable Care Act and are offered through the government-run health insurance exchange in the relevant jurisdiction. Non-Qualified health plans are individual and family health insurance plans that meet the requirements of the Affordable Care Act and are not offered through the exchange in the relevant jurisdiction. Individuals that purchase Non-Qualified health plans cannot receive a subsidy in connection with the purchase of those plans.

EHEALTH, INC.
SUMMARY OF SELECTED METRICS
SUBMITTED APPLICATIONS
(Unaudited)

	Three Months Ended March 31,
	2019	2018	Percent Change
Medicare (1)
Medicare Advantage (2)	44,491	24,796	79%
Medicare Supplement (2)	10,303	6,388	61%
Medicare Part D	9,052	3,845	135%
Total Medicare	63,846	35,029	82%

Individual and Family (3)
Non-Qualified Health Plans	2,372	3,886	(39)%
Qualified Health Plans	855	2,684	(68)%
Total Individual and Family	3,227	6,570	(51)%

Ancillaries (4)
Short-term	15,609	19,495	(20)%
Dental	11,163	12,993	(14)%
Vision	5,531	5,584	(1)%
Other	6,213	13,341	(53)%
Total Ancillaries	38,516	51,413	(25)%

Small Business (5)	1,969	1,720	14%

Total Submitted Applications	107,558	94,732	14%

Submitted Applications

Applications are counted as submitted when the applicant completes the application and either clicks the submit button on our website or provides verbal authorization to submit the application. The applicant may have additional actions to take before the application will be reviewed by the insurance carrier, such as providing additional information. In addition, an applicant may submit more than one application.

(1)
Medicare-related health insurance applications submitted on our website or through our customer care center during the period, including Medicare Advantage, Medicare Part D prescription drug and Medicare Supplement plans.

(2)
The percentage of applications for Medicare Advantage and Medicare Supplement products submitted online through our platform increased from 7% for the three months ended March 31, 2018 to 12% for the three months ended March 31, 2019.

(3)
Major medical Individual and Family plan ("IFP") health insurance applications submitted on our website during the period. An applicant may submit more than one application. We define our IFP offerings as major medical individual and family health insurance plans, which does not include Medicare-related, small business or ancillary plans.

(4)	Ancillary Plans consists primarily of short-term, dental and vision insurance plans submitted on our website during the period.
(5)
Applications for small business health insurance applications are counted as submitted when the applicant completes the application, the employees complete their applications, the applicant submits the application to us and we submit the application to the carrier.

EHEALTH, INC.
SUMMARY OF SELECTED METRICS
APPROVED MEMBERS
(Unaudited)

	Three Months Ended March 31,
	2019	2018	Percent Change
Medicare
Medicare Advantage	40,741	24,620	65%
Medicare Supplement	8,631	5,416	59%
Medicare Part D	8,527	4,302	98%
Total Medicare	57,899	34,338	69%

Individual and Family
Non-Qualified Health Plans	6,071	9,213	(34)%
Qualified Health Plans	5,527	14,686	(62)%
Total Individual and Family	11,598	23,899	(51)%

Ancillaries
Short-term	14,932	20,996	(29)%
Dental	13,056	14,162	(8)%
Vision	6,415	6,595	(3)%
Other	5,212	9,246	(44)%
Total Ancillaries	39,615	50,999	(22)%

Small Business	4,252	5,294	(20)%

Total Approved Members	113,364	114,530	(1)%

Approved Members
Approved Members represents the number of individuals on submitted applications that were approved by the relevant insurance carrier for the identified product during the relevant period. Approved members may not pay for their plan and become paying members.

EHEALTH, INC.
SUMMARY OF SELECTED METRICS
ESTIMATED MEMBERSHIP
(Unaudited)

	As of March 31,
	2019	2018	Percent Change
Medicare (1)
Medicare Advantage	280,763	218,685	28%
Medicare Supplement	76,875	58,507	31%
Medicare Part D	146,239	104,595	40%
Total Medicare	503,877	381,787	32%

Individual and Family (2)	130,297	182,655	(29)%

Ancillaries (3)
Short-term	23,626	15,467	53%
Dental	137,179	162,570	(16)%
Vision	76,303	79,872	(4)%
Other	37,985	35,423	7%
Total Ancillaries	275,093	293,332	(6)%

Small Business (4)	42,972	35,545	21%

Total Estimated Membership	952,239	893,319	7%

Estimated Membership
Estimated membership represents the estimated number of members active as of the date indicated based on the number of members for whom we have received or applied a commission payment during the month of estimation.

(1)
For Medicare-related health insurance plans, we take the sum of (i) the number of members for whom we have received or applied a commission payment for a month that is up to two months prior to the date of estimation (after reducing that number using historical experience for assumed member cancellations over the period being estimated); and (ii) the number of approved members over that period (after reducing that number using historical experience for an assumed number of members who do not accept their approved policy from the same month of the previous year and for estimated member cancellations through the date of the estimate). To the extent we determine we have received substantially all of the commission payments related to a given month during the period being estimated, we will take the number of members for whom we have received or applied a commission payment during the month of estimation. Estimated number of members active on Medicare-related health insurance as of the date indicated based on the number of members for whom we have received or applied a commission payment during the month of estimation.

(2)
To estimate the number of members on Individual and Family health insurance plans, we take the sum of (i) the number of IFP members for whom we have received or applied a commission payment for a month that is up to six months prior to the date of estimation after reducing that number using historical experience for assumed member cancellations over the period being estimated; and (ii) the number of approved members over that period (after reducing that number by the percentage of members who do not accept their approved policy from the same month of the previous year for estimated member cancellations through the date of the estimate). To the extent we determine we have received substantially all of the commission payments related to a given month during the period being estimated, we will take the number of members for whom we have received or applied a commission payment during the month of estimation. For IFP health insurance plans, a member who purchases and is active on multiple standalone insurance plans will be counted as a member more than once. For example, a member who is active on both an individual and family health insurance plan and a standalone dental plan will be counted as two continuing members.

EHEALTH, INC.
SUMMARY OF SELECTED METRICS
ESTIMATED MEMBERSHIP (Continued)
(Unaudited)

(3)
For ancillary health insurance plans (such as short-term, dental and vision insurance), we take the sum of (i) the number of members for whom we have received or applied a commission payment for a month that is up to three months prior to the date of estimation (after reducing that number using historical experience for assumed member cancellations over the period being estimated); and (ii) the number of approved members over that period (after reducing that number using historical experience for an assumed number of members who do not accept their approved policy from the same month of the previous year and for estimated member cancellations through the date of the estimate). To the extent we determine we have received substantially all of the commission payments related to a given month during the period being estimated, we will take the number of members for whom we have received or applied a commission payment during the month of estimation. The one to three-month period varies by insurance product and is largely dependent upon the timeliness of commission payment and related reporting from the related carriers.

(4)
For small business health insurance plans, we estimate the number of members using the number of initial members at the time the group is approved, and we update this number for changes in membership if such changes are reported to us by the group or carrier in the period it is reported. However, groups generally notify the carrier directly of policy cancellations and increases or decreases in group size without informing us. Health insurance carriers often do not communicate policy cancellation information or group size changes to us. We often are made aware of policy cancellations and group size changes at the time of annual renewal and update our membership statistics accordingly in the period they are reported.

Health insurance carrier’s bill and collect insurance premiums paid by our members. The carriers do not report to us the number of members that we have as of a given date. The majority of our members who terminate their policies do so by discontinuing their premium payments to the carrier and do not inform us of the cancellation. Also, some of our members pay their premiums less frequently than monthly. Given the number of months required to observe non-payment of commissions in order to confirm cancellations, we estimate the number of members who are active on insurance policies as of a specified date.
After we have estimated membership for a period, we may receive information from health insurance carriers that would have impacted the estimate if we had received the information prior to the date of estimation. We may receive commission payments or other information that indicates that a member who was not included in our estimates for a prior period was in fact an active member at that time, or that a member who was included in our estimates was in fact not an active member of ours. For instance, we reconcile information carriers provide to us and may determine that we were not historically paid commissions owed to us, which would cause us to have underestimated membership. Conversely, carriers may require us to return commission payments paid in a prior period due to policy cancellations for members we previously estimated as being active. We do not update our estimated membership numbers reported in previous periods. Instead, we reflect updated information regarding our historical membership in the membership estimate for the current period. As a result of the delay in our receipt of information from insurance carriers, actual trends in our membership are most discernible over periods longer than from one quarter to the next. As a result of the delay we experience in receiving information about our membership, it is difficult for us to determine with any certainty the impact of current conditions on our membership retention. Health care reform and its impacts as well as other factors could cause the assumptions and estimates that we make in connection with estimating our membership to be inaccurate, which would cause our membership estimates to be inaccurate.

EHEALTH, INC.
SUMMARY OF SELECTED METRICS
CONSTRAINED LIFETIME VALUE OF
COMMISSIONS PER APPROVED MEMBER
(Unaudited)

	Three Months Ended March 31,
	2019	2018	Percentage Change
Medicare
Medicare Advantage (1)	$954	$880	8%
Medicare Supplement (1)	$999	$1,029	(3)%
Medicare Part D (1)	$258	$270	(4)%

Individual and Family
Non-Qualified Health Plans (1)	$178	$140	27%
Qualified Health Plans (1)	$194	$134	45%

Ancillaries
Short-term (1)	$65	$60	9%
Dental (1)	$71	$74	(4)%
Vision (1)	$63	$51	23%

Small Business (2)	$155	$178	(13)%

Constrained Lifetime Value of Commissions Per Approved Member

(1)
Constrained lifetime value (“LTV”) of commissions per approved member represents commissions estimated to be collected over the estimated life of an approved member’s policy after applying constraints in accordance with our revenue recognition policy. The estimate is driven by multiple factors, including but not limited to, contracted commission rates, carrier mix, expected policy churn and applied constraints. These factors may result in varying values from period to period.

(2)
For Small Business the amount represents the estimated commissions we expect to collect from the plan over the following 12 months. The estimate is driven by multiple factors, including but not limited to, contracted commission rates, carrier mix, expected policy churn and applied constraints. These factors may result in varying values from period to period.

EHEALTH, INC.
SUMMARY OF SELECTED METRICS
CONSTRAINTS ON LIFETIME VALUE
OF COMMISIONS PER APPROVED MEMBER
(Unaudited)

	Three Months Ended March 31,
	2019	2018
Medicare
Medicare Advantage	7%	7%
Medicare Supplement	5%	5%
Medicare Part D	5%	5%

Individual and Family
Non-Qualified Health Plans	15%	15%
Qualified Health Plans	20%	20%

Ancillaries	10%	10%

Small Business	—%	—%

Constraints on Lifetime Value of Commissions Per Approved Member
Constraints are applied to derive the constrained lifetime value ("LTV") of commissions per approved member for revenue recognition in accordance with our revenue recognition policy. The constraints are applied to help ensure that commissions estimated to be collected over the estimated life of an approved member’s plan are recognized as revenue only to the extent that is it probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty associated with future commissions receivable from the plan is subsequently resolved. We evaluate constraints on an annual basis for factors affecting our estimate of LTV of commissions per approved member and apply management judgment to determine the constraints based on current trends impacting our business.

EHEALTH, INC.
SUMMARY OF SELECTED METRICS
EXPENSE METRICS PER APPROVED MEMBER
(Unaudited)

	Three Months Ended March 31,
	2019	2018	Percent Change
Medicare variable cost per approved member
Medicare variable marketing cost per approved Medicare Advantage ("MA")-equivalent member (1)	$334	$289	16%
Medicare customer care and enrollment ("CC&E") cost per approved MA-equivalent member (2)	$344	$350	(2)%
Total Medicare cost per approved member	$678	$639	6%

Individual and Family Plan ("IFP") variable cost per approved member
IFP variable marketing cost per approved IFP-equivalent member (3)	$24	$41	(42)%
IFP CC&E cost per approved IFP-equivalent member (4)	$66	$43	55%
Total IFP cost per approved member	$90	$84	7%

Expense Metrics Per Approved Member

(1)
Variable marketing cost per approved MA-equivalent member represents direct costs incurred in member acquisition for Medicare Advantage, Medicare Supplement and Medicare Part D plans from our direct, marketing partners and online advertising channels divided by MA-equivalent approved members in a given period. MA-equivalent members is a derived metric and is equal to the sum of Medicare Part D approved members divided by 4, the number of Medicare Advantage approved members and the number of Medicare Supplement approved members in the given period.

(2)
Medicare CC&E cost per approved MA-equivalent member is equal to the CC&E expense of our Medicare business included in our operating costs divided by MA-equivalent approved members in a given period. MA-equivalent approved members is a derived metric and is equal to the sum of Medicare Part D approved members divided by 4, the number of Medicare Advantage approved members and the number of Medicare Supplement approved members in the given period.

(3)
Variable marketing cost per approved IFP-equivalent member represents direct costs incurred in member acquisition for IFP plans from our direct, marketing partners and online advertising channels divided by IFP-equivalent approved members in a given period. IFP-equivalent approved members is a derived metric and is equal to the sum of the number of short-term approved members divided by 3 and the IFP approved members in the given period.

(4)
IFP CC&E cost per approved IFP-equivalent member is equal to the CC&E expense of our IFP business included in our operating costs divided by IFP-equivalent approved members in a given period. IFP-equivalent approved members is a derived metric and is equal to the sum of the number of short-term approved members divided by 3 and the IFP approved members in the given period.

EHEALTH, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share amounts, unaudited)

	Three Months Ended March 31,
	2019		2018
	Amount	Percent of Total Revenue	Amount	Percent of Total Revenue
GAAP marketing and advertising expense	$23,941	35%	15,002	35%
Stock-based compensation expense (1)	(629)	(1)%	(370)	(1)%
Non-GAAP marketing and advertising expense	$23,312	34%	14,632	34%

GAAP customer care and enrollment expense	$19,944	29%	$13,239	31%
Stock-based compensation expense (1)	(273)	—%	(165)	—%
Non-GAAP customer care and enrollment expense	$19,671	29%	13,074	30%

GAAP technology and content expense	$9,017	13%	$8,341	19%
Stock-based compensation expense (1)	(549)	(1)%	(343)	(1)%
Non-GAAP technology and content expense	$8,468	12%	7,998	19%

GAAP general and administrative expense	$11,278	16%	$10,691	25%
Stock-based compensation expense (1)	(1,778)	(3)%	(1,672)	(4)%
Non-GAAP general and administrative expense	$9,500	14%	9,019	21%

GAAP operating costs and expenses	$77,956	113%	$49,790	116%
Stock-based compensation expense (1)	(3,229)	(5)%	(2,550)	(6)%
Change in fair value of earnout liability (2)	(13,306)	(19)%	—	—%
Acquisition costs (3)	—	—%	(58)	—%
Restructuring (4)	—	—%	(1,856)	(4)%
Amortization of intangible assets (5)	(547)	(1)%	(451)	(1)%
Non-GAAP operating costs and expenses	$60,874	89%	$44,875	104%

GAAP loss from operations	$(9,183)	(13)%	$(6,720)	(16)%
Stock-based compensation expense (1)	3,229	5%	2,550	6%
Change in fair value of earnout liability (2)	13,306	19%	—	—%
Acquisition costs (3)	—	—%	58	—%
Restructuring (4)	—	—%	1,856	—%
Amortization of intangible assets (5)	547	1%	451	1%
Non-GAAP income (loss) from operations	$7,899	11%	$(1,805)	(4)%

Explanation of Adjustments

(1)	Non-GAAP income (loss) from operations and non-GAAP expenses exclude the effect of expensing stock-based compensation related to stock options and restricted stock units.
(2)
Non-GAAP net income (loss), Non-GAAP net income (loss) per share and Adjusted EBITDA exclude the change in fair value of earnout liability related to the acquisition of GoMedigap, which was completed in January 2018.

(3)	Non-GAAP income (loss) from operations excludes costs related to the acquisition of GoMedigap, which was completed in January 2018.
(4)	Non-GAAP income (loss) from operations excludes restructuring.
(5)	Non-GAAP income (loss) from operations excludes amortization of intangible assets.

EHEALTH, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share amounts, unaudited)

	Three Months Ended March 31,
	2019	2018
GAAP net loss	$(5,159)	$(4,845)
Stock-based compensation expense (1)	3,229	2,550
Change in fair value of earnout liability (2)	13,306	—
Acquisition costs (3)	—	58
Restructuring (4)	—	1,856
Amortization of intangible assets (5)	547	451
Tax effect of non-GAAP adjustments (6)	(4,687)	(1,375)
Non-GAAP net income (loss)	$7,236	$(1,305)

GAAP net loss per diluted share	$(0.24)	$(0.26)
Stock-based compensation expense (1)	0.15	0.14
Change in fair value of earnout liability (2)	0.61	—
Acquisition costs (3)	—	—
Restructuring (4)	—	0.10
Amortization of intangible assets (5)	0.03	0.02
Tax effect of non-GAAP adjustments (6)	(0.22)	(0.07)
Non-GAAP net income (loss) per diluted share	$0.33	$(0.07)

GAAP net loss	$(5,159)	$(4,845)
Stock-based compensation expense (1)	3,229	2,550
Change in fair value of earnout liability (2)	13,306	—
Depreciation and amortization (7)	655	619
Acquisition costs (3)	—	58
Restructuring (4)	—	1,856
Amortization of intangible assets (5)	547	451
Other income, net (8)	(557)	(184)
Benefit from income taxes (9)	(3,467)	(1,691)
Adjusted EBITDA	$8,554	$(1,186)

Explanation of Adjustments

(1)
Non-GAAP net income (loss), Non-GAAP net income (loss) per diluted share and Adjusted EBITDA exclude the effect of expensing stock-based compensation related to stock options and restricted stock units.

(2)
Non-GAAP net income (loss), Non-GAAP net income (loss) per diluted share and Adjusted EBITDA exclude the change in fair value of earnout liability related to the acquisition of GoMedigap, which was completed in January 2018.

(3)	Non-GAAP net income (loss), Non-GAAP net income (loss) per diluted share and Adjusted EBITDA exclude costs related to the acquisition of GoMedigap, which was completed in January 2018.
(4)	Non-GAAP net income (loss), Non-GAAP net income (loss) per diluted share and Adjusted EBITDA exclude restructuring.
(5)	Non-GAAP net income (loss), Non-GAAP net income (loss) per diluted share and Adjusted EBITDA exclude amortization of intangible assets.
(6)	Non-GAAP net income (loss) and Non-GAAP net income (loss) per diluted share exclude the tax effect of non-GAAP adjustments.
(7)	Adjusted EBITDA excludes depreciation and amortization.
(8)	Adjusted EBITDA excludes other income, net.
(9)	Adjusted EBITDA excludes benefit from income taxes.

EHEALTH, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO GUIDANCE
(In millions, except per share amounts, unaudited)

	Year Ending December 31, 2019
	Low	High
GAAP net income	$15.0	$20.0
Stock-based compensation expense	17.0	17.0
Amortization / impairment of intangible assets	2.2	2.2
Change in fair value of earnout liability	13.3	13.3
Tax effect of non-GAAP adjustments	(8.9)	(8.9)
Non-GAAP net income (1)	$38.6	$43.6

GAAP net income per diluted share	$0.60	$0.79
Stock-based compensation expense	0.68	0.68
Amortization / impairment of intangible assets	0.09	0.09
Change in fair value of earnout liability	0.53	0.53
Tax effect of non-GAAP adjustments	(0.36)	(0.36)
Non-GAAP net income per diluted share (2)	$1.54	$1.73

GAAP net income	$15.0	$20.0
Stock-based compensation expense	17.0	17.0
Depreciation and amortization	3.5	3.5
Amortization / impairment of intangible assets	2.2	2.2
Change in fair value of earnout liability	13.3	13.3
Other income, net	(1.0)	(3.0)
Provision for income taxes	5.0	7.0
Adjusted EBITDA (3)	$55.0	$60.0

Explanation of Adjustments:

(1)
Non-GAAP net income is calculated by adding stock-based compensation, amortization of intangible assets, change in fair value of earnout liability and the income tax effect of non-GAAP adjustments to GAAP net income.

(2)
Non-GAAP net income per diluted share is calculated by adding stock-based compensation expense per diluted share, amortization of intangible assets per diluted share, change in fair value of earnout liability per diluted share and the income tax effect of non-GAAP adjustments to GAAP net income per diluted share.

(3)
Adjusted EBITDA is calculated by adding stock-based compensation, depreciation and amortization expense, amortization of intangible assets, change in fair value of earnout liability, other income, net and provision for income taxes to GAAP net income.